Exhibit 99.1

The Walt Disney Company Announces Departure of Board Director Safra A. Catz

BURBANK, Calif., July 19, 2024 – The Walt Disney Company (NYSE: DIS) announced today that Safra A. Catz, Chief Executive Officer of Oracle Corp., is departing its Board of Directors after six years of distinguished service.

“Throughout her tenure on Disney’s Board of Directors, Safra has provided invaluable insight that has helped shape the company’s long-term strategic planning amid a rapidly changing technological landscape that affects our businesses,” said Robert A. Iger, Chief Executive Officer. “Her contributions have been tremendous, and on behalf of The Walt Disney Company, I want to personally thank Safra for her years of service.”

“I’ve been honored to serve on Disney’s Board, and I am especially proud of the work we’ve done to fortify the company’s unparalleled strengths and continue its rich legacy of innovation,” said Catz. “As I leave the Board today, I am grateful to have had the opportunity to work with Bob and his talented leadership team, and the accomplished members of the Disney Board. I wish the company and its employees every success in the future.”

With Catz’s departure, the size of Disney’s Board has been reduced from 12 directors to 11.

About The Walt Disney Company

The Walt Disney Company, together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise that includes three business segments: Entertainment, Sports and Experiences. Disney is a Dow 30 company and had annual revenue of $88.9 billion in its Fiscal Year 2023.

Contacts:
David Jefferson
Corporate Communications
david.j.jefferson@disney.com
(818) 560-4832
Mike Long
Corporate Communications
mike.p.long@disney.com
(818) 560-4588